Exhibit 11




Statement Regarding Computation of Earnings Per Share

(in 000's, except per share amounts)


                                      Three Months Ended       Six Months Ended
                                      July 3,     July 4,     July 3,     July 4,
                                       1999       1998         1999        1998
                                    ----------   --------   ----------    --------
Weighted average shares outstanding    48,629     47,821      48,533        47,454

Effect of dilutive securities             922      1,719       1,003         1,639
                                    ---------  ---------   ---------    ----------

Shares for diluted EPS                 49,551     49,540      49,536        49,093
                                    =========  =========   =========     =========


Net Income                          $  29,224  $  25,830   $  50,379     $  43,447
                                    =========  =========   =========     =========


Per share amounts:

  Basic                             $    0.60  $    0.54   $    1.04     $    0.92
                                    =========  =========   =========     =========


  Diluted                           $    0.59  $    0.52   $    1.02     $    0.88
                                    =========  =========   =========     =========
